EXHIBIT 11.1

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250 Allen, Texas 75013 www.abdisheikh.com	Tel. (972) 217-4646 Fax. (972) 217-4645 cpa@abdisheikh.com

Ms. Arden Anderson, Esq.

Crowdfunding Lawyers

1431 E. McKinney St. #130

Denton, Texas 76209

Ms. Arden:

We hereby consent to the inclusion in this Registration Statement on Form 1-A of our report dated April 7, 2022 of ADPI Fund I, LLC relating to the audit of the financial statements as of February 28, 2022 and for the inception-to-date period then ended and the reference to our firm under the caption “Experts” in the Registration Statement.

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated April 7, 2022 relating to the consolidated financial statements of ADPI Fund I, LLC as of February 28, 2022 and for the inception-to-date period then ended. We also consent to the reference to our firm under the caption “Experts”.

Abdi Sheikh-Ali, CPA, PLLC

Allen, Texas

February 1, 2023